UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2014

Oxford Resource Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

41 South High Street, Suite 3450

Columbus, OH 43215

(Address of principal executive office) (Zip Code)

(614) 643-0314

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Oxford Mining Company, LLC (“Oxford Mining”), a wholly owned subsidiary of Oxford Resource Partners, LP (the “Registrant”), entered into a Membership Interests Redemption Agreement (the “Redemption Agreement”) with Harrison Resources, LLC (“Harrison Resources”) and CONSOL of Ohio LLC (“CONSOL”). Harrison Resources had been a joint venture owned 51% by Oxford Mining and 49% by CONSOL. Pursuant to the Redemption Agreement, Harrison Resources redeemed all of CONSOL’s membership interests in Harrison Resources, and as a result Oxford Mining now owns 100% of Harrison Resources. The Redemption Agreement also requires an affiliate of CONSOL (a “CONSOL Affiliate”) and Harrison Resources to execute and deliver a warranty deed for Harrison Resources to purchase from such CONSOL Affiliate certain coal reserves located in Harrison County, Ohio, as well as option agreements pursuant to which Harrison Resources has options to purchase from a CONSOL Affiliate certain other coal reserves located in Harrison County, Ohio. The warranty deed and option agreements were concurrently executed and delivered by Harrison Resources and the appropriate CONSOL Affiliate in connection with the Redemption Agreement. Harrison Resources paid CONSOL total consideration of $3,560,000 in the transactions under the Redemption Agreement, and that payment amount was offset in part by a capital contribution amount owed by CONSOL to Harrison Resources and an excess royalty amount previously paid by Harrison Resources to CONSOL. The transactions under the Redemption Agreement are effective as of October 1, 2014, and they were released from escrow to complete the closing on October 14, 2014.

A copy of the Redemption Agreement will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP
	By:	Oxford Resources GP, LLC,
its general partner

Dated: October 17, 2014	By:	/s/ Daniel M. Maher
		Name:	Daniel M. Maher
		Title:	Senior Vice President, Chief Legal Officer and Secretary

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